UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2007

Commission file number 1-15117

On2 Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-1280679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21 Corporate Drive, Suite 103, Clifton Park, NY (Address of principal executive offices)	12065 (Zip Code)

(518) 348-0099
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2007, , On2 Technologies, Inc., (“On2”) and Midsummer Investment, Ltd. (“Midsummer”) entered into a letter agreement (the “Midsummer Letter Agreement”), dated May 31, 2007, to amend the exercise price of a warrant issued to Midsummer on August 24, 2006, in connection with Midsummer’s purchase of On2 common stock in a private placement. The Midsummer Letter Agreement reduces the exercise price of the warrant from $0.77 to $0.69 per share for the 1,973,684 shares underlying the warrant.

The warrant also contained an anti-dilution provision. The Midsummer Letter Agreement amended the anti-dilution provision of the warrant such that the exercise price of the warrant may not be reduced below $0.41 per share and the number of shares underlying such warrant may not be increased by more than 2,000,000 shares.

On June 15, 2007, On2 and Rockmore Investment Master Fund (“Rockmore”) entered into a letter agreement (the “Rockmore Letter Agreement”), dated June 11, 2007, to amend the exercise price of a warrant issued to Rockmore on August 24, 2006, in connection with the Rockmore’s purchase of On2 common stock in a private placement. The Rockmore Letter Agreement reduces the exercise price of the warrant from $0.77 to $0.69 per share for the 328,947 shares underlying the warrant.

The warrant also contained an anti-dilution provision. The Rockmore Letter Agreement amended the anti-dilution provision of the warrant such that the exercise price of the warrant may not be reduced below $0.41 per share and the number of shares underlying such warrant may not be increased by more than 333,333 shares.

The Company and its affiliates have no material relationship with Midsummer, Rockmore or their affiliates, other than as described herein or as holders of On2 common shares.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Letter Agreement between On2 Technologies, Inc. and Midsummer Investment, Ltd., dated May 31, 2007.

10.2	Letter Agreement between On2 Technologies, Inc. and Rockmore Investment Master Fund, dated June 11, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON2 TECHNOLOGIES, INC (Registrant)

Date: June 19, 2007	By:	/s/ Bill Joll
Bill Joll
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement between On2 Technologies, Inc. and Midsummer Investment, Ltd., dated May 31, 2007.
10.2	Letter Agreement between On2 Technologies, Inc. and Rockmore Investment Master Fund, dated June 11, 2007.